Rule 424(b)(3)
Registration No. 333-132201

Pricing Supplement dated October 10, 2007
(To Prospectus dated March 7, 2006
and Prospectus Supplement dated March 7, 2006)

TOYOTA MOTOR CREDIT CORPORATION
Medium-Term Notes, Series B - Floating Rate

Capitalized terms used in this Pricing Supplement that are defined in the Prospectus Supplement shall have the meanings assigned to them in the Prospectus Supplement.

CUSIP: 89233PL53

Principal Amount (in Specified Currency): $190,000,000. TMCC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.
Issue Price: 100%
Trade Date: 			October 10, 2007
Original Issue Date: 		October 15, 2007
Stated Maturity Date: 		November 17, 2008
Initial Interest Rate: 		Three month LIBOR determined on
				October 11, 2007 minus 0.06%
Interest Payment Period: 	Quarterly
Interest Payment Dates: 	November 17, 2007, February 17, 2008,
				May 17, 2008, August 17, 2008 and
				November 17, 2008

Net Proceeds to Issuer: 	$189,986,000
Agent's Discount or Commission: See "Additional Terms of the Notes-
				Plan of Distribution"
Agent: 				The Williams Capital Group, L.P. and
				Toyota Financial Services Securities
				USA Corporation
Agent's Capacity:  		See "Additional Terms of the Notes-Plan of
				Distribution"

Calculation Agent: Deutsche Bank Trust Company Americas

Interest Calculation:
[X] Regular Floating Rate Note
[ ] Inverse Floating Rate Note:
Fixed Interest Rate:
[ ] Floating Rate/Fixed Rate Note:
Fixed Interest Rate:
Fixed Rate Commencement Date:
[ ] Other Floating Rate Note
(See attached)


Interest Rate Basis:
	[ ] CD Rate
	[ ] CMS Rate
	[ ] CMT Rate
	[ ] Commercial Paper Rate
	[ ] Eleventh District Cost of Funds Rate
	[ ] Federal Funds Rate
	[ ] LIBOR Reuters/Page:
	[X] LIBOR Telerate/Page: 3750
	[ ] Prime Rate
	[ ] Treasury Rate
	[ ] Other (see attached)

If CMT:
Designated CMT Maturity Index:
	__ Year(s)
Designated CMT Telerate Page:
	[ ] 7051
	[ ] 7052
If  7052:
	[ ] Week
	[ ] Month

Spread (+/-): - 0.06%
Spread Multiplier: N/A
Index Maturity: 3 month
Index Currency: U.S. Dollars
Maximum Interest Rate: N/A
Minimum Interest Rate: N/A

Initial Interest Reset Date: November 17, 2007
Interest Rate Reset Period: Quarterly
Interest Reset Dates: November 17, 2007, February 17, 2008,
May 17, 2008 and August 17, 2008
Interest Determination Date: the second London Banking Day preceding each Interest Reset Date

Day Count Convention:
	[ ]  30/360
	[X]  Actual/360
	[ ]  Actual/Actual

Business Day Convention
	[ ] Following
	[X] Modified Following

Redemption: Not Applicable
Redemption Dates:
Notice of Redemption:

Repayment: Not Applicable
Optional Repayment Date(s):
Repayment Price:

Original Issue Discount:	 No
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period:

Specified Currency: U.S. dollars
Minimum Denominations: $50,000 and $1,000 increments thereafter
Form of Note:
	[X] Book-entry only
	[ ] Certificated

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Subject to the terms and conditions set forth in an Appointment
Agreement dated July 13, 2006 and an Appointment Agreement
Confirmation dated October 10, 2007 (collectively, the
"Appointment Agreement") between Toyota Motor Credit Corporation ("TMCC") and The Williams Capital Group, L.P. ("Williams Capital Group"), TMCC has agreed to sell to Williams Capital Group, acting as principal, and Williams Capital Group has agreed to purchase, $140,000,000 in principal amount of the Notes offered hereby (the "Williams Capital Group Notes") at 99.99% of such principal amount. Williams Capital Group will receive a discount or commission equal to 0.01% of such principal amount. Under the terms and conditions set forth in the Third Amended and Restated Distribution Agreement dated March 7, 2006 between the Company and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Deutsche Bank Securities Inc., HSBC Securities (USA) Inc., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated and Toyota Financial Services Securities USA Corporation, as amended from time to time (the "Distribution Agreement") incorporated by reference in the Appointment Agreement, Williams Capital Group is committed to take and pay for all of the Williams Capital Group Notes, if any are taken. Williams Capital Group may resell the Williams Capital Group Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount

Subject to the terms and conditions set forth in the Distribution
Agreement, TMCC is offering $50,000,000 in principal amount of the Notes offered hereby (the "TFSS USA Notes") at 100.00% of such principal amount through Toyota Financial Services Securities USA Corporation
("TFSS USA"), acting as agent, and TFSS USA has agreed to use its reasonable efforts to solicit offers to purchase the TFSS USA Notes. TFSS USA will receive a discount or commission equal to 0.15% of the principal amount of any TFSS USA Notes sold.